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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

        We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, changes in stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                        /s/ KPMG LLP

                        KPMG LLP

Denver, Colorado
June 30, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm